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                                                                    Exhibit 3(a)

                                    AGREEMENT

Effective September 12, 2001 The Lincoln National Life Insurance Company, member NASD, (hereinafter "Lincoln National") appoints:

                          Wells Fargo Investments, LLC
                    ----------------------------------------
                        Name of Representative or Entity

of (or incorporated under the laws of)            California
                                       --------------------------------
                                             City, State or State

as a broker/Dealer (hereinafter "Representative).

1.   Definitions

     a. Broker: An individual appropriately licensed and appointed to sell the fixed insurance products or variable insurance products described herein.

     b. Registered Representatives: An individual who, as a result of passing the appropriate examinations of the National Association of Securities Dealers (NASD) or other appropriate self-regulatory organizations
          (SRO), and also appropriately licensed and appointed to sell insurance products may sell the insurance products described herein.

     c. Corporate Insurance Broker: A corporation appropriately licensed to sell the fixed insurance products of non-registered variable products described herein.

     d. Broker/Dealer: An individual, partnership, corporation or other legal entity admitted to membership in the National Association of Securities Dealers (NASD) and appropriately licensed and/or appointed to sell the insurance products described herein.

2.   Limitations on Appointment

     The Representative is authorized to solicit applications for those contracts named in the Compensation Schedules attached to this Agreement only while properly licensed by and/or registered with the appropriate governmental agency or authority for that specific type of product. All fees for such licensing shall be borne by the Representative along with any administrative charges associated with such licensing. In no event is the Representative authorized to offer Lincoln National contracts in the state of New York.

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3.   NASD Membership (if applicable)

     Each party to this Agreement, if acting as a Broker/Dealer, represents that it is a member of the National Association of Securities Dealers, Inc. ("NASD"). Each party further agrees to comply with all applicable state and federal law, rules, and regulations. Broker/Dealer's expulsion from the NASD shall automatically terminate this Agreement without notice. Broker/Dealer's suspension will terminate this Agreement immediately upon written or oral notice from Lincoln National received by Broker/Dealer.

4.   Limitations of Authority

     The Representative has no authority to incur any obligations or debts for or on behalf of Lincoln National without its express written consent; to make, modify, or discharge any contract on behalf of Lincoln National by any statement, promise, representation or transaction; to waive, alter, modify or change any of the terms, rates, or conditions of the Lincoln National contracts.

5.   Relationship of Parties

     In the performance of all its duties under this Agreement, the relationship of the Representative to Lincoln National is that of an independent contractor and none other. Neither party shall be deemed to be an employee or partner of the other party for any purpose, and nothing herein shall be construed to create the relationship of master and servant, employer and employee, or joint venturers between the Representative and Lincoln National.

6.   Compensation

     Upon submission of applications for Lincoln National contracts by the Representative, or appropriately licensed agents of the Representative, conforming to such rules and procedures for the conduct of the business of Lincoln National as are now established and as may be reasonably established by Lincoln National in the future, and upon issuance of contracts by Lincoln National, the Representative shall be entitled, subject to the terms and conditions of the Agreement, to the applicable service fees set forth in the attached Compensation Schedule(s) or revisions of such Compensation Schedule(s) and all amendments, changes, and replacement thereof, as may be made at the exclusive discretion of Lincoln National. These Compensation Schedule(s) are made a part of this Agreement. Revised Compensation Schedules shall apply to policies issued and service fees earned after the date that said schedules are adopted by Lincoln National. In the case of any of any violation of any of the terms of this Agreement, Lincoln National shall be allowed to retain service fees earned but not yet paid by Lincoln National. Lincoln National has the right to deduct damages and expenses from such retained service fees. If Representative sells in an unauthorized market, or without pre-approval of Lincoln National where

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     necessary, such Representative forfeits all compensation under this
     Agreement from such unauthorized sale.

     The Representative shall be solely responsible for all compensation paid to its agents and all related tax reporting that may be required under applicable law.

7.   Exclusive Rights of Solicitation and Service

     a. Where the Representative establishes a relationship with an organization such as a hospital, church, school, college or similar institution for the purpose of selling Lincoln National contracts, no other entity with authorization by Lincoln National may approach, solicit, or otherwise contact such an organization for the purpose of selling or servicing Lincoln National contracts as long as the Representative is actively and effectively selling and servicing Lincoln National contracts.

     b. Notwithstanding anything to the contrary contained (a) above, the parties expressly agree that the Representative may represent any other insurance carriers and offer any other insurance, lines, products, or business, whether or not such other carrier lines, products or business compete directly or indirectly with Lincoln National.

     c. Lincoln National shall be the sole arbitrator in these matters, and further, reserves the right to withdraw the exclusive rights of any entity, at the complete discretion of Lincoln National.

     d. With the exception of routine communications to contractholders regarding operational matters, quarterly, semi-annual or annual statements or legally required disclosure documents, Lincoln National agrees not to forward any additional sales materials regarding the contracts described herein without Agent's prior written consent. Such written consent includes a facsimile transmission or an e-mail.

     e. Lincoln National will not use the data acquired as a result of this Agreement to solicit contractholders for any other products or services offered by Lincoln National. However, if contractholder(s) become known to Lincoln National through means other than this Agreement, any such resulting sale by Lincoln National will not constitute a violation of this section 7d.

8.   Advertising and Marketing Material

     a. The Representative shall cooperate with Lincoln National in preparing advertising, solicitation brochures, and other marketing materials to be used by Representative to sell Lincoln National contracts. No promotional and marketing material shall be used by Representative to sell Lincoln

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          National contracts unless such material has received the prior written approval of Lincoln National. No promotional and marketing material shall be disseminated or used in any manner unless Lincoln National's express written approval has been given hereto.

     b. The Representative agrees to indemnify and hold Lincoln National harmless from any liability resulting from the negligent, improper, unauthorized, or illegal use of sales, marketing, solicitation, or other materials.

     c. Upon termination of this Agreement, all records, unused supplies, Lincoln National provided software, and all other material furnished by Lincoln National in the Representative's possession shall be returned to Lincoln National upon request or destroyed.

9.   Prospectus (If applicable)

     a. Lincoln National agrees to deliver to the Representative current Lincoln National prospectuses. The Representative agrees to destroy and dispose of all prior prospectuses immediately upon receipt of the current prospectuses.

     b. Lincoln National shall be liable for all statements contained in the current prospectus. The Representative shall be liable for all statements made by the Representative, his/her/its agents, or employees, if applicable, which are not contained in the current prospectus.

10.  Deposits

     Any deposits received by the Representative on behalf of Lincoln National shall be forwarded promptly, but under no circumstances in more than two
     (2) business days, in gross amount to Lincoln National.

11.  Indemnification

     a. The Representative shall be responsible to Lincoln National for the malicious, intentional, reckless, knowing, or negligent acts or omissions of its employees, officers, agents, and sales persons for the business covered under this Agreement and shall indemnify and hold harmless Lincoln National from any claims, demands, actions, judgments, loss, cost or expense, including court costs, punitive damages and reasonable attorney fees incurred by Lincoln National by reason of such acts or omissions.

     b. Lincoln National shall be responsible to the Representative for the negligent acts or omissions of its employees, officers, agents, and sales persons for the business covered under this Agreement and shall

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          indemnify and hold harmless the Representative from any claims, demands, actions, judgments, loss, cost, or expense including court costs and reasonable attorney fees incurred by the Representative which are caused by or arise out of any negligent acts or omissions of Lincoln National, its employees, officers, agents, or sales persons.

     c. The Representative, not Lincoln National, is solely responsible for all statements, written or oral, acts, or representations, whether expressed or implied, made by his/her/its agents, or employees and is responsible for notifying his/her/its agents or employees of the terms and conditions of this Agreement.

     d. The Representative, not Lincoln National, is solely responsible as to the suitability of sale of the Lincoln National contracts to individual persons.

     e. The Representative shall immediately notify Lincoln National of any and all complaints about Lincoln National contracts received by the Representative.

12.  Assignments/Modifications

     a. Lincoln National and the Representative shall make no assignment or transfer of this Agreement or of any benefits or obligations hereunder, either in whole or in part without prior written consent of the other. Any such assignee or transferee shall be properly licensed, including pursuant to Section 1 of this Agreement, to perform its function under this Agreement prior to the assignment to transfer. All terms and conditions of this Agreement are applicable to any assignment or transfer.

     b. This Agreement may only be modified by written consent of both parties. This Agreement embodies the entire Agreement of the parties relative to the matters with which it deals and is intended to be the entire and exclusive embodiment thereof. Neither the Representative nor Lincoln National shall be bound by any promise, agreement, understanding, or representation heretofore or hereafter made relative to the subject matter of this Agreement except a change, revision, or addition to the attached Compensation Schedule(s) as provided in
          Section 6, unless the same is made in writing and signed by an officer of the Representative and Lincoln National which expresses by its terms an intention to modify this Agreement.

13.  Indebtedness or Representative

     Lincoln National shall have first lien on all service fees and other compensation payable hereunder for any debt due from the Representative to Lincoln National or any of its affiliates, including charges relating to certain cancellations,

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     rejections, or reissues of contracts. Lincoln National may at this time deduct or set off from any moneys payable under this Agreement, or from any other source, any such debt or debts at the legal rate. This lien shall not be extinguished by the termination of the Representative's authority. This provision shall not be construed in any way to limit any indebtedness of the Representative to the value of the service fees and other compensation payable under this Agreement. In the event of the termination of the Representative's authority, the unpaid balance of the Representative's indebtedness shall be immediately due and payable without demand or notice.

14.  Termination of Agreement

     The Representative or Lincoln National may terminate the Representative's appointment under this Agreement, with or without cause, by notice sent by ordinary mail to the last known address of the other party. Terminations of appointment as used in this Agreement shall mean termination of authority either through cancellation of the appropriate license or registration as required by this paragraph or through termination of this entire Agreement.

     However, Lincoln National reserves the right, rather than to completely terminate this Agreement, to suspend the right of the representative to sell new business, including taking applications on existing contracts, but still allow the representative to service existing business. This right shall exist provided that it does not violate any applicable state or federal law or regulation. Lincoln National will provide evidence of servicing relationship in writing to Representative. Lincoln National reserves the right to terminate the service agreement pursuant to the terms of this Agreement.

     If the Representative's right to sell new business, including taking applications on existing contracts, is suspended by Lincoln National while still allowing representative to service existing business, then all compensations as provided by this agreement shall continue to be payable to representative as long as representative remains Broker/Dealer of record and unless otherwise provided in this agreement.

15.  Customer Confidentiality

     The parties hereto understand and acknowledge that they may come into possession of certain information, including "nonpublic personal information" as described in the Gramm-Leach-Bliley Act ("GLB") about persons who are current contractholders of Lincoln Life or who may become contractholders of Lincoln Life through the operation of this Agreement. As such information ("Customer Information") may be utilized by the parties to perform services on behalf of Lincoln Life for the benefit of such contractholders, the parties agree to the following:

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     a.   To comply with all applicable laws, rules, regulations and ordinances relating to privacy, confidentiality, security, data security and the handling of consumer and/or customer information which may be established from time to time.

     b. To use Customer Information only as necessary to perform services required by this Agreement and not to disclose or otherwise make available to any other party.

     c. To require their representative officers, directors, partners, employees, agents and representatives to maintain the confidentiality of the Customer Information.

     d. To take all reasonable precautions to safeguard and protect the Customer Information and agree to monitor their use of Customer Information to ensure compliance with this Agreement.

          However, nothing in this Agreement shall prevent the parties from selling or offering to sell other investment products or services to the contractholders described herein, provided such contractholder is made known to any party through means other than this Agreement.

          In all other respects, the Agreement among the parties remains the same.

16.  Forbearance

     Forbearance or neglect of Lincoln National to insist upon performance of this Agreement shall not constitute a waiver of its rights and privileges.

17.  Choice of Law

     The Representative and Lincoln National expressly agree that in the case of any disputes arising under this Agreement, said Agreement shall be construed under Indiana Law.

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         LINCOLN NATIONAL                          REPRESENTATIVE

     By:  /s/ Beverly Delaney              By: /s/ Wells Fargo Investments
        -----------------------               -------------------------------
         Assistant Secretary                     Corporate Insurance Broker
                                                      Or Broker/Dealer


                                           By:  /s/ not legible
                                              -------------------------------
                                                   (Authorized Officer)



                                                       911374280
                                              -------------------------------
                                                 Tax Identification Number

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                              COMPENSATION SCHEDULE
                         WELLS FARGO NEW DIRECTIONS CORE

                                              Trail Compensation
             Age of Owner on      Cash                Years
             Date of Deposit      Flow       2-7 (1)         8+ (2)
             ---------------      ----       -------         ------

               ***  75           5.05%        .30%           .80%

               **** 76           3.05%        .30%           .80%


     (1) Annual trail compensation rate. Trail compensation is paid quarterly (.075%/qtr). It is paid on the quarter ending account value following the contract is 15/th/ month less any deposits made in the prior 15 months.

     (2) Annual trail compensation rate. Trail compensation is paid quarterly (.20%/qtr). It is paid on the quarter ending account value following the contract's 84/th/ month less any deposits made in the prior 84 months.

     Annuitization

     Upon annuitization of a Wells Fargo New Directions Variable Annuity to which no surrender charge applies:

     A continuing commission of .80% annually will be paid on a quarterly basis. It will be applied to the statutory reserves held by Lincoln National at the end of each calendar quarter on contracts annuitized on a variable basis and which remain annuitized on a variable basis (i.e. excluding any statutory reserves associated with post-annuitization transfers from a variable payout to a fixed payout).

     A one-time 3% commission will be paid on the contract value initially annuitized on a fixed basis. This compensation will not apply to post-annuitizations transfers from a variable payout to a fixed payout.

     Income 4 Life

     New Issues

     If a contract owner elects an Income4Life (I4L) payout at issue or within twelve (12) months from the time the Wells Fargo New Directions Core Variable Annuity is issued, the I4L compensation will be:

***  denotes less than or equal to
**** denotes greater than or equal to

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         I4L Compensation         I4L Cash Flow            I4L Annual
             Schedule              Compensation         Compensation (1)
             --------              ------------         ----------------

     Deposits                         1.00%

     Deposits **** 15 months old                            1.00%


     (1) The I4L annual compensation will be paid at the end of each calendar quarter at the rate of .25% beginning in the calendar quarter 15 months after the date of deposit. It will be paid on the quarter ending account value less any deposits made within the prior 15 months.

     If compensation was initially paid under a different option before the I4L payout election was made, the compensation will be reversed and repaid on the basis of the I4L schedule.

     If the I4L annuitization option is discontinued, future compensation will be based on the I4L, compensation schedule.

     In-Force Contracts

     For contracts that have been in force for at least twelve (12) months when the I4L annuitization option is elected, the compensation paid on I4L will be the same as for the Wells Fargo New Directions Core Variable Annuity except that the trail compensation payable beginning in year 8 will be increased from .80% to 1.00%.

     If the I4L annuitization option is discontinued, future compensation will be based on the original deferred annuity compensation schedule.

     The I4L compensation schedule only applied to I4L and is payable in lieu of any other compensation.

                              COMPENSATION SCHEDULE
                        WELLS FARGO NEW DIRECTIONS ACCESS

                                                         Trail Compensation
          Age of Owner on                Cash                   Years
          Date of Deposit                Flow                   2+ (1)
          ---------------                ----                   ------

             *** 90                      1.00%                   1.00%


***  denotes less than or equal to
**** denotes greater than or equal to

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     (1)   Annual trail compensation rate. Trail compensation is paid quarterly
           (.25%qtr.). It is paid on the quarter ending account value following the contract's 15/th/ month less any deposits made in the prior 15 months.

     100% of the cash flow compensation paid on deposits will be charged back during the first six months from the date of deposit upon: full surrender, withdrawals in excess of 10% of deposits, or annuitization.

     50% of the cash flow compensation paid on deposits will be charged back during months seven through twelve from the date of deposit upon: full surrender, withdrawals in excess of 10% of deposits, or annuitization.

     Deposits are assumed to be taken out on a first in, first out basis for applying the charge back rules.

     Annuitization

     Upon annuitization of a Wells Fargo New Directions Access Variable Annuity:

     A continuing commission of 1.00% annually will be paid on a quarterly basis. It will be applied to the statutory reserves held by Lincoln National at the end of each calendar quarter on contracts annuitized on a variable basis and which remain annuitized on a variable basis (i.e. excluding any statutory reserves associated with post-annuitization transfers from a variable payout to a fixed payout).

     A one-time 3% commission will be paid on the contract value initially annuitized on a fixed basis. This commission will not apply to post-annuitizations transfers from a variable payout to a fixed payout.

     Income 4 Life

     New Issues

     If a contract owner elects an Income4Life (I4L) payout at issue or within twelve (12) months from the time the Wells Fargo New Directions Access Variable Annuity is issued, the I4L compensation will be the same as for the deferred annuity.

     In-Force Contracts

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     For Wells Fargo New Directions Access Variable Annuity contracts that have been in force for at least twelve (12) months when the I4L annuitization option is elected, the I4L compensation will be the same as for the deferred annuity.

     The I4L compensation schedule only applied to I4L and is payable in lieu of any other compensation.

                              COMPENSATION SCHEDULE
                       WELLS FARGO NEW DIRECTIONS ACCESS 4


                                                       Trail Compensation
             Age of Owner on         Cash                     Years
             Date of Deposit         Flow            2-4 (1)         5+ (2)
             ---------------         ----            -------         ------

       Option 1

                 *** 75             4.75%              .00%          1.05%

                **** 76             3.75%              .00%          1.05%

       Option 2

                 *** 75             2.25%             1.05%          1.05%


     (1) Annual trail compensation rate. Trail compensation is paid quarterly. It is paid on the quarter ending account value following the contract's 15/th/ month less any deposits made in the prior 15 months.

     (2) Annual trail compensation rate. Trail compensation is paid quarterly (.2625%/qtr.). It is paid on the quarter ending account value following the contract's 48/th/ month less any deposits made in the prior 48 months.

     Annuitization

     Upon annuitization of a Wells Fargo New Directions Access 4 Variable Annuity to which no surrender charge applies:

     A continuing commission of 1.05% annually will be paid on a quarterly basis. It will be applied to the statutory reserves held by Lincoln National at the end of each calendar quarter on contracts annuitized on a variable basis and which remain annuitized on a variable basis (i.e. excluding any statutory reserves associated with post-annuitization transfers from a variable payout to a fixed payout).

***  denotes less than or equal to
**** denotes greater than or equal to

     A one-time 3% commission will be paid on the contract value initially annuitized on a fixed basis. This compensation will not apply to post-annuitizations transfers from a variable payout to a fixed payout.

     Income 4 Life

     New Issues

     If a contract owner elects an Income4Life (I4L) payout at issue or within twelve (12) months from the time the Wells Fargo New Directions Core Variable Annuity is issued, the I4L compensation will be:

                                        I4L Cash Flow          I4L Annual
     I4L Compensation Schedule          Compensation        Compensation (1)
     -------------------------          ------------        ----------------

     Deposits                               1.05%

     Deposits **** 15 months old                                  1.05%

     (1) The I4L annual compensation will be paid at the end of each calendar quarter at the rate of .2625% beginning in the calendar quarter 15 months after the date of deposit. It will be paid on the quarter ending account value less any deposits made within the prior 15 months.

     If compensation was initially paid under a different option before the I4L payout election was made, the compensation will be reversed and repaid on the basis of the I4L schedule.

     If the I4L annuitization option is discontinued, future compensation will be based on the I4L compensation schedule.

     In-Force Contracts

     For contracts that have been in force for at least twelve (12) months when the I4L annuitization option is elected, the compensation paid on the I4L will be on the basis of the original compensation option chosen for the Wells Fargo New Directions Access 4 Variable Annuity.

     The I4L compensation schedule only applied to I4L and is payable in lieu of any other compensation.

**** denotes greater than or equal to

                       COMPENSATION AND SERVICING SCHEDULE

Wells Fargo Investments LLC ("Representative"), a broker-dealer and member of the NASD, agrees to perform the following services on behalf of Lincoln National Life Insurance Company ("Lincoln National") in exchange for the compensation payments described below:

-------------------------------------------------------------------------------
                    SERVICES                                  COMPENSATION
-------------------------------------------------------------------------------

1.  General wholesaling support for new sales              10% of new deposits
through the Wells Fargo Private Client Service
System.

-------------------------------------------------------------------------------

1.  Actively promote the Wells Fargo New
Directions variable annuity product series for
new sales through the Lincoln Financial Advisors
("LFA") distribution system.                              .36 % of new deposits
-------------------------------------------------------------------------------

2.  Develop pre-sale materials and presentation
for use by the LFA distribution system.
-------------------------------------------------------------------------------


No compensation will be paid by Lincoln National to Representative on deposits to any Wells Fargo New Directions variable annuity that originated from any other life or annuity contract issued or administered by Lincoln National or any of its affiliated companies. However, compensation will be paid on deposits that originate from the Flex7Plus fixed annuity product issued and administered by First Penn-Pacific Life Insurance Company, an affiliate of Lincoln National.

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